Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
April 30, 2015	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

HUNTSMAN RELEASES FIRST QUARTER 2015 RESULTS;

REPORTS STRONG EARNINGS IN DIFFERENTIATED BUSINESSES

First quarter 2015 Highlights

•                  Adjusted EBITDA was $285 million compared to $329 million in the prior year period.  The decrease was primarily attributable to an estimated adjusted EBITDA impact of approximately $60 million from a planned maintenance outage at our Port Neches, Texas facility, partially offset by earnings from the performance additives and titanium dioxide businesses that we acquired from Rockwood.

•                  Adjusted diluted income per share was $0.40 compared to $0.43 in the prior year period.

•                  Net income attributable to Huntsman Corporation was $5 million compared to net income of $54 million in the prior year period.

•                  The stronger U.S. dollar reduced adjusted EBITDA by an estimated $17 million compared to the prior year period.

	Three months ended
	March 31,		December 31,
In millions, except per share amounts, unaudited	2015	2014	2014

Revenues	$2,589	$2,755	$2,951

Net income (loss) attributable to Huntsman Corporation	$5	$54	$(38)
Adjusted net income(1)	$98	$105	$81

Diluted income (loss) per share	$0.02	$0.22	$(0.16)
Adjusted diluted income per share(1)	$0.40	$0.43	$0.33

EBITDA(1)	$159	$261	$141
Adjusted EBITDA(1)	$285	$329	$292

See end of press release for footnote explanations

The Woodlands, TX — Huntsman Corporation (NYSE: HUN) today reported first quarter 2015 results with revenues of $2,589 million and adjusted EBITDA of $285 million.

Peter R. Huntsman, our President and CEO, commented:

“I am pleased with the strong first quarter earnings demonstrated by our differentiated businesses which include MDI urethanes, Performance Products, Advanced Materials and Textile Effects.  EBITDA from these businesses improved approximately $30 million compared to the prior year.  We continue to see strength in the markets we are serving and are encouraged by future growth prospects.

Business conditions remain challenging in the titanium dioxide market; however I am encouraged that our earnings improved approximately $10 million compared to the fourth quarter.  We have taken aggressive self- help measures to deliver $175 million of expected incremental synergies and restructuring savings by the middle of 2016.  I see a clear path forward to an improvement in earnings within our Pigments and Additives business.

During the first quarter we completed planned maintenance at our PO/MTBE facility in Port Neches, Texas.  We experienced some delays in the restart of the facility during April.  We are currently operating at normal rates and estimate the EBITDA impact from the delayed startup to be approximately $35 million in the second quarter.”

Segment Analysis for 1Q15 Compared to 1Q14

Polyurethanes

The decrease in revenues in our Polyurethanes division for the three months ended March 31, 2015 compared to the same period in 2014 was primarily due to a scheduled maintenance outage at our PO/MTBE facility in Port Neches, Texas in the first quarter of 2015.  MDI sales volumes increased due to improved demand in the Americas and European regions and across most major markets.  PO/MTBE sales volumes decreased due to the scheduled maintenance outage.  PO/MTBE average selling prices decreased following lower pricing for high octane gasoline.  MDI average selling prices decreased in response to lower raw material costs and the foreign currency exchange impact of a stronger U.S. dollar against major European currencies.  The decrease in Adjusted EBITDA was primarily due to lower PO/MTBE earnings, partially offset by higher MDI contribution margins.  We estimate the reduction to Adjusted EBITDA from the planned PO/MTBE maintenance outage to be approximately $60 million in the first quarter 2015.

Performance Products

The decrease in revenues in our Performance Products division for the three months ended March 31, 2015 compared to the same period in 2014 was due to lower sales volumes and lower average selling prices.  Sales volumes decreased primarily due to the sale of our European surfactants business in the second quarter of 2014, partially offset by increased sales volumes in amines and maleic anhydride.  Average selling prices decreased in response to lower raw material costs and the foreign currency exchange impact of a stronger U.S. dollar against major European currencies.  The increase in adjusted EBITDA was primarily due to higher sales volumes and higher contribution margins in our amines and maleic anhydride businesses.

Advanced Materials

The decrease in revenues in our Advanced Materials division for the three months ended March 31, 2015 compared to the same period in 2014 was primarily due to lower sales volumes.  Sales volumes decreased primarily due to the de-selection of certain business and our restructuring efforts.  Average selling prices increased in all regions on a local currency basis and across most markets primarily due to certain price increase initiatives and our focus on higher value markets but was offset by the foreign currency exchange impact of a stronger U.S. dollar against major European currencies.  The increase in adjusted EBITDA was primarily due to higher contribution margins from our focus on higher value business and lower fixed costs.

Textile Effects

The decrease in revenues in our Textile Effects division for the three months ended March 31, 2015 compared to the same period in 2014 was primarily due to lower sales volumes.  Sales volumes decreased primarily due to the de-selection of lower value business and destocking within the fibers and dyes supply chain.  Average selling prices increased due to the implementation of price increases but was offset by the foreign currency exchange impact of a stronger U.S. dollar against major European currencies.  The increase in adjusted EBITDA was primarily due to higher contribution margins from our focus on higher value business and lower fixed costs.

Pigments and Additives

Pro forma for the acquisition of Rockwood Performance Additives and Titanium Dioxide businesses, revenues decreased in our Pigments and Additives division for the three months ended March 31, 2015 compared to the same period in 2014 due to lower sales volumes and lower average selling prices.  Sales volumes decreased primarily as a result of lower end use demand in Europe which is our largest market.  Average selling prices decreased primarily as a result of high titanium dioxide industry inventory levels and the foreign currency exchange impact of a stronger U.S. dollar against major European currencies.  The decrease in pro forma adjusted EBITDA was primarily due to lower contribution margins for titanium dioxide.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and Other increased by $7 million to a loss of $37 million for the three months ended March 31, 2015 compared to a loss of $44 million for the same period in 2014.  The increase in adjusted EBITDA was primarily the result of a net benefit from LIFO inventory valuation income and loss from benzene sales of $7 million.

Liquidity, Capital Resources and Outstanding Debt

As of March 31, 2015, we had $1,806 million of combined cash and unused borrowing capacity compared to $1,601 million at December 31, 2014.

On March 31, 2015 we issued €300 million (approximately $326 million) of 4.25% senior notes due 2025.  We used the proceeds to redeem $289 million of our outstanding 8.625% senior subordinated notes due 2021 and pay associated accrued interest in April.  We expect to save approximately $11 million in annual interest expense as a result of this refinancing.

Total capital expenditures for the three months ended March 31, 2015 were $149 million.  We expect to spend approximately $525 million on base capital expenditures in 2015, net of reimbursements.  In addition, in 2015 we expect to spend approximately $100 million combined on our new Chinese MDI facility, the completion of our Augusta, Georgia color pigments facility and replacement of Rockwood computer systems.

Based on the preliminary allocation of the purchase accounting for the Rockwood Performance Additives and Titanium Dioxide businesses; we expect our annual depreciation and amortization rate to be approximately $400 million.

Income Taxes

During the three months ended March 31, 2015, we recorded an income tax expense of $2 million and paid $11 million in cash for income taxes.  Our adjusted effective income tax rate for the three months ended March 31, 2015 was 25%.

We expect our long term adjusted effective tax rate to be approximately 30%.

Earnings Conference Call Information

We will hold a conference call to discuss our first quarter 2015 financial results on Thursday, April 30, 2015 at 11:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	(888) 713 - 4213
International participants	(617) 213 - 4865
Passcode	50577489

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.theconferencingservice.com/prereg/key.process?key=PJ3979ADY

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at ir.huntsman.com.

Replay Information

The conference call will be available for replay beginning April 30, 2015 and ending May 7, 2015.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	22645057

Upcoming Conferences

During the second quarter a member of management will present at the following conferences:

•                  Wells Fargo Industrial and Construction Conference, May 5, 2015

•                  Goldman Sachs Basic Materials Conference, May 19, 2015

•                  Deutsche Bank Global Industrials and Basic Materials Conference, June 3, 2015

•                  Jefferies Industrials Conference, August 11, 2015

A webcast of the presentations, where applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 — Results of Operations

	Three months ended
	March 31,
In millions, except per share amounts, unaudited	2015	2014

Revenues	$2,589	$2,755
Cost of goods sold	2,139	2,305
Gross profit	450	450
Operating expenses	280	261
Restructuring, impairment and plant closing costs	93	39
Operating income	77	150
Interest expense	(56)	(48)
Equity in income of investment in unconsolidated affiliates	2	2
Loss on early extinguishment of debt	(3)	—
Other (expense) income	(1)	1
Income before income taxes	19	105
Income tax expense	(2)	(36)
Income from continuing operations	17	69
Loss from discontinued operations, net of tax(3)	(2)	(7)
Net income	15	62
Net income attributable to noncontrolling interests, net of tax	(10)	(8)
Net income attributable to Huntsman Corporation	$5	$54

Adjusted EBITDA(1)	$285	$329

Adjusted net income(1)	$98	$105

Basic income per share	$0.02	$0.22
Diluted income per share	$0.02	$0.22
Adjusted diluted income per share(1)	$0.40	$0.43

Common share information:
Basic shares outstanding	243.9	240.9
Diluted shares	247.2	244.5
Diluted shares for adjusted diluted income per share	247.2	244.5

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended
	March 31,		Better /
In millions, unaudited	2015	2014	(Worse)

Segment Revenues:
Polyurethanes	$890	$1,200	(26)%
Performance Products	656	765	(14)%
Advanced Materials	290	319	(9)%
Textile Effects	206	224	(8)%
Pigments & Additives	572	318	80%
Eliminations and other	(25)	(71)	65%

Total	$2,589	$2,755	(6)%

Segment Adjusted EBITDA(1):
Polyurethanes	$105	$167	(37)%
Performance Products	121	118	3%
Advanced Materials	58	46	26%
Textile Effects	17	16	6%
Pigments & Additives	21	26	(19)%
Corporate, LIFO and other	(37)	(44)	16%

Total	$285	$329	(13)%

See end of press release for footnote explanations

Table 3 — Pro Forma (2) Results of Operations by Segment

	Three months ended
	March 31,		Better /
In millions, unaudited, pro forma	2015	2014	(Worse)

Segment Revenues:
Polyurethanes	$890	$1,207	(26)%
Performance Products	656	765	(14)%
Advanced Materials	290	319	(9)%
Textile Effects	206	224	(8)%
Pigments & Additives	572	689	(17)%
Eliminations and other	(25)	(71)	65%

Pro forma total	$2,589	$3,133	(17)%

Segment Adjusted EBITDA(2):
Polyurethanes	$105	$169	(38)%
Performance Products	121	118	3%
Advanced Materials	58	46	26%
Textile Effects	17	16	6%
Pigments & Additives	21	73	(71)%
Corporate, LIFO and other	(37)	(44)	16%

Pro forma total	$285	$378	(25)%

See end of press release for footnote explanations

Table 4 — Factors Impacting Sales Revenues

	Three months ended
	March 31, 2015 vs. 2014
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other(c)	Volume(b)	Total

Polyurethanes	(4)%	(6)%	6%	(22)%	(26)%
Performance Products	(2)%	(5)%	2%	(9)%	(14)%
Advanced Materials	5%	(7)%	(1)%	(6)%	(9)%
Textile Effects	3%	(4)%	4%	(11)%	(8)%
Pigments & Additives	(7)%	(8)%	104%	(9)%	80%
Total Company	(2)%	(6)%	9%	(7)%	(6)%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

(c) Includes full revenue impact from the October 1, 2014 acquisition of the Performance Additives and

Titanium Dioxide businessess of Rockwood Holdings, Inc.

Table 5 — Factors Impacting Pro Forma (2) Sales Revenues

	Three months ended
	March 31, 2015 vs. 2014
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited, pro forma	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(10)%	NA	6%	(22)%	(26)%
Performance Products	(7)%	NA	2%	(9)%	(14)%
Advanced Materials	(2)%	NA	(1)%	(6)%	(9)%
Textile Effects	(1)%	NA	4%	(11)%	(8)%
Pigments & Additives	(17)%	NA	1%	(1)%	(17)%
Total Company	(10)%	NA	7%	(14)%	(17)%

NA = foreign exchange rate data not available

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 6 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax		Net Income		Diluted Income
	EBITDA		Expense		Attrib. to HUN Corp.		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	March 31,		March 31,		March 31,		March 31,
In millions, except per share amounts, unaudited	2015	2014	2015	2014	2015	2014	2015	2014

GAAP(1)	$159	$261	$(2)	$(36)	$5	$54	$0.02	$0.22
Adjustments:
Acquisition and integration expenses, purchase accounting adjustments	9	8	(2)	(2)	7	6	0.03	0.02
Loss from discontinued operations, net of tax(3)	1	7	N/A	N/A	2	7	0.01	0.03
Loss on early extinguishment of debt	3	—	(1)	—	2	—	0.01	—
Certain legal settlements and related expenses	1	—	—	—	1	—	—	—
Amortization of pension and postretirement actuarial losses	18	13	(5)	(4)	13	9	0.05	0.04
Restructuring, impairment and plant closing and transition costs	94	40	(26)	(11)	68	29	0.28	0.12

Adjusted(1)	$285	$329	$(36)	$(53)	$98	$105	$0.40	$0.43

Adjusted income tax expense					36	53
Net income attributable to noncontrolling interests, net of tax					10	8

Adjusted pre-tax income(1)					$144	$166

Adjusted effective tax rate					25%	32%

		Income Tax	Net (Loss) Income	Diluted (Loss) Income
	EBITDA	Expense	Attrib. to HUN Corp.	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	December 31,	December 31,	December 31,	December 31,
In millions, except per share amounts, unaudited	2014	2014	2014	2014

GAAP(1)	$141	$(12)	$(38)	$(0.16)
Adjustments:
Acquisition and integration expenses, purchase accounting adjustments	40	(4)	36	0.15
Loss from discontinued operations, net of tax(2)	1	N/A	1	—
Gain on disposition of businesses/assets	(1)	—	(1)	—
Loss on early extinguishment of debt	28	(10)	18	0.07
Amortization of pension and postretirement actuarial losses	14	—	14	0.06
Restructuring, impairment and plant closing and transition costs	69	(18)	51	0.21

Adjusted(1)	$292	$(44)	$81	$0.33

Adjusted income tax expense			44
Net income attributable to noncontrolling interests, net of tax			3

Adjusted pre-tax income(1)			$128

Adjusted effective tax rate			34%

See end of press release for footnote explanations

Table 7 — Pro Forma (2) Reconciliation of U.S. GAAP to Non-GAAP Measures

	Pro Forma EBITDA
	Three months ended
	March 31,
In millions, except per share amounts, unaudited, pro forma	2015	2014

GAAP(1)	$159	$308
Adjustments:
Allocation of Rockwood general corporate overhead	—	7
Acquisition and integration expenses, purchase accounting adjustments	9	2
Loss from discontinued operations, net of tax(3)	1	7
Loss on early extinguishment of debt	3	—
Certain legal settlements and related expenses	1	—
Amortization of pension and postretirement actuarial losses	18	14
Restructuring, impairment and plant closing and transition costs	94	40

Pro forma adjusted(2)	$285	$378

Pro Forma EBITDA
Three months ended
December 31,
In millions, except per share amounts, unaudited pro forma	2014

GAAP(1)	$191
Adjustments:
Acquisition and integration expenses, purchase accounting adjustments	(2)
Loss from discontinued operations, net of tax(2)	1
Gain on disposition of businesses/assets	(1)
Loss on early extinguishment of debt	28
Amortization of pension and postretirement actuarial losses	14
Restructuring, impairment and plant closing and transition costs	69

Pro forma adjusted(2)	$300

See end of press release for footnote explanations

Table 8 — Reconciliation of Net Income to EBITDA

	Three months ended
	March 31,		December 31,
In millions, unaudited	2015	2014	2014

Net income (loss) attributable to Huntsman Corporation	$5	$54	$(38)
Interest expense	56	48	57
Income tax expense from continuing operations	2	36	12
Income tax expense from discontinued operations(3)	1	—	—
Depreciation and amortization	95	123	110

EBITDA(1)	159	261	141

Pro forma adjustments to:
Net income (loss) attributable to Huntsman Corporation	—	15	26
Interest expense	—	15	1
Income tax expense from continuing operations	—	9	13
Depreciation and amortization	—	8	10

Pro forma EBITDA(2)	$159	$308	$191

See end of press release for footnote explanations

Table 9 — Selected Balance Sheet Items

	March 31,	December 31,
In millions	2015	2014
	(unaudited)

Cash	$1,003	$870
Accounts and notes receivable, net	1,668	1,707
Inventories	1,869	2,025
Other current assets	347	437
Property, plant and equipment, net	4,250	4,423
Other assets	1,614	1,540

Total assets	$10,751	$11,002

Accounts payable	$1,191	$1,275
Other current liabilities	754	790
Current portion of debt	529	267
Long-term debt	4,829	4,933
Other liabilities	1,675	1,786
Total equity	1,773	1,951

Total liabilities and equity	$10,751	$11,002

Table 10 — Outstanding Debt

	March 31,	December 31,
In millions	2015	2014
	(unaudited)

Debt:
Senior credit facilities	$2,512	$2,528
Accounts receivable programs	214	229
Senior notes	1,862	1,596
Senior subordinated notes	493	531
Variable interest entities	198	207
Other debt	79	109

Total debt - excluding affiliates	5,358	5,200

Total cash	1,003	870

Net debt- excluding affiliates	$4,355	$4,330

Table 11 — Summarized Statement of Cash Flows

	Three months ended
	March 31,
In millions, unaudited	2015	2014

Total cash at beginning of period(a)	$870	$529

Net cash provided by (used in) operating activities	34	(67)
Net cash used in investing activities	(81)	(104)
Net cash provided by (used in) financing activities	189	(71)
Effect of exchange rate changes on cash	(8)	(1)
Change in restricted cash	(1)	—

Total cash at end of period(a)	$1,003	$286

Supplemental cash flow information:
Cash paid for interest	$(48)	$(54)
Cash paid for income taxes	(11)	(46)
Cash paid for capital expenditures	(149)	(107)
Depreciation and amortization	95	123

Changes in primary working capital:
Accounts and notes receivable	$(49)	$(149)
Inventories	54	(172)
Accounts payable	(2)	107

Total cash provided by (used in) primary working capital	$3	$(214)

(a) Includes restricted cash.

Footnotes

(1)   We use EBITDA and adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) attributable to Huntsman Corporation is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

EBITDA is defined as net income (loss) attributable to Huntsman Corporation before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) attributable to Huntsman Corporation is set forth in Table 5 above.

Adjusted EBITDA is computed by eliminating the following from EBITDA:  (a) acquisition and integration expenses, purchase accounting adjustments; (b) loss (gain) on initial consolidation of subsidiaries; (c) EBITDA from discontinued operations; (d) loss (gain) on disposition of businesses/assets; (e) loss on early extinguishment of debt; (f) extraordinary loss (gain) on the acquisition of a business; (g) certain legal settlements and related expenses; (h) amortization of pension and postretirement actuarial losses (gains); and (i) restructuring, impairment, plant closing and transition costs (credits).  The reconciliation of adjusted EBITDA to EBITDA is set forth in Table 4 above.

Adjusted net income (loss) is computed by eliminating the after tax impact of the following items from net income (loss) attributable to Huntsman Corporation: (a) acquisition and integration expenses, purchase accounting adjustments; (b) impact of certain foreign tax credit elections; (c) loss (gain) on initial consolidation of subsidiaries; (d) loss (income) from discontinued operations; (e) discount amortization on settlement financing associated with the terminated merger; (f) loss (gain) on disposition of businesses/assets; (g) loss on early extinguishment of debt; (h) extraordinary loss (gain) on the acquisition of a business; (i) certain legal settlements and related expenses; (j) amortization of pension and postretirement actuarial losses (gains); and (k) restructuring, impairment, plant closing and transition costs (credits).   We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) attributable to Huntsman Corporation common stockholders is set forth in Table 4 above.

(2)   Pro forma adjusted as if it had occurred at the beginning of the relevant period to (a) include the October 1, 2014 acquisition of the Performance Additives and Titanium Dioxide businesses of Rockwood Holdings, Inc.; (b) to exclude the related sale of our TR52 product line — used in printing inks — to Henan Billions Chemicals Co., Ltd. in December 2014; (c) to exclude the allocation of general corporate overhead by Rockwood.

(3)   During the first quarter 2010 we closed our Australian styrenics operations; results from this business are treated as discontinued operations.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2014 revenues of approximately $13 billion including the acquisition of Rockwood’s performance additives and titanium dioxide businesses. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 100 manufacturing and R&D facilities in more than 30 countries and employ approximately 16,000 associates within our 5 distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

Twitter: twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.